UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Conatus Pharmaceuticals Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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16745 West Bernardo Drive, Suite 200

San Diego, CA 92127

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Conatus Pharmaceuticals Inc. will be held at the offices of Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, CA 92130, on June 27, 2019, at 9:00 a.m., local time, for the following purposes:

1.	To elect three directors to serve as Class III directors for a three-year term to expire at the 2022 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.

To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

4.

To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years; and

5.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on April 29, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Steven J. Mento, Ph.D.
President, Chief Executive Officer and Director

San Diego, California

April 30, 2019

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

i

16745 West Bernardo Drive, Suite 200

San Diego, CA 92127

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 27, 2019

The board of directors of Conatus Pharmaceuticals Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held at the offices of Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, CA 92130, on June 27, 2019, at 9:00 a.m., local time. If you need directions to the location of the annual meeting, please contact us at (858) 376-2600.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 27, 2019.

This proxy statement and our Annual Report on Form 10-K are available electronically at www.proxydocs.com/cnat.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2019 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 6, 2019 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 29, 2019 are entitled to vote at the annual meeting. On this record date, there were 33,165,122 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are four proposals scheduled for a vote:

Proposal 1:	To elect three directors to serve as Class III directors for a three-year term.

Proposal 2:	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Proposal 3	To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or the SEC.

Proposal 4	To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years.

How many votes do I have?

Each share of our common stock that you own as of April 29, 2019 entitles you to one vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares and our proxy materials have been made available to you directly by us. If your shares are held in a stock brokerage account, by a bank, broker, or other agent, you are considered the beneficial owner of shares held in street name and our proxy materials are being forwarded to you by your bank, broker, or other agent that is considered the owner of record of those shares. As the beneficial owner, you have the right to instruct your bank, broker, or other agent on how to vote your shares.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on whether the stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years, you may vote for “one year,” “two years” or “three years” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

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By Mail: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

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Via the Internet: You may vote at www.proxypush.com/cnat, 24 hours a day, seven days a week. Have your proxy card available when you access the website and use the Control Number shown on your proxy card. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on June 26, 2019.

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By Telephone: You may vote using a touch-tone telephone by calling (855) 719-4513, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Control Number shown on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 26, 2019.

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In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another proxy with a later date;

•	you may notify our corporate secretary, Michael M. Mueller, in writing before the annual meeting that you have revoked your proxy; or

•	you may vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 29, 2019, or approximately 16,582,562 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from a majority of the voting power of the votes cast affirmatively or negatively on the proposal.

Proposal 3: Approval of the Compensation of the Named Executive Officers. The approval of the compensation of the named executive officers must receive “For” votes from a majority of the voting power of the votes cast affirmatively or negatively on the proposal.

Proposal 4: Frequency of Stockholder Vote on Executive Compensation. The alternative which receives the most “For” votes (among votes properly cast in person or by proxy) will be the stockholders’ recommendation, on an advisory basis, of the frequency of the stockholder vote on executive compensation.

Voting results will be tabulated and certified by the inspector of election appointed for the annual meeting.

How will my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors, then your shares will be voted at the annual meeting in accordance with our board of director’s recommendation on all matters presented for a vote at the annual meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with our board of director’s recommendation.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What is the effect of withheld votes, abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are not an affirmative or negative vote on a proposal, so abstaining does not count as a vote cast and has no effect for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm or whether our stockholders have approved the compensation of the named executive officers. In addition, because the election of directors and advisory vote on the frequency of the stockholder vote on executive compensation are determined by a plurality of votes cast, withheld votes or abstentions will not be counted in determining the outcome of such proposals.

Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining whether a quorum exists. As discussed above, a broker non-vote occurs when an organization holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, the advisory vote to approve the compensation of the named executive officers and the advisory vote regarding the frequency of the stockholder vote to approve the compensation of the named executive officers, which are considered non-routine matters, broker non-votes, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the SEC, we will send you one without charge. Please write to:

Conatus Pharmaceuticals Inc.

16745 West Bernardo Drive, Suite 200

San Diego, CA 92127

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors—Financials & Filings” section of our website at www.conatuspharma.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors may fill existing vacancies on the board of directors by appointment.

The term of office of our Class III directors, David F. Hale, Steven J. Mento, Ph.D. and Harold Van Wart, Ph.D., will expire at the 2019 annual meeting. The nominees for Class III directors for election at the 2019 annual meeting are David F. Hale, Steven J. Mento, Ph.D. and Harold Van Wart, Ph.D. If either of Mr. Hale or Drs. Mento or Van Wart is elected at the 2019 annual meeting, such individual will be elected to serve for a three-year term that will expire at our 2022 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Hale and Drs. Mento and Van Wart or in the event that Mr. Hale or Drs. Mento or Van Wart is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year-Term Expiring at the

2022 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Conatus Pharmaceuticals Inc.
David F. Hale	70	Chairman of the Board of Directors
Steven J. Mento, Ph.D.	67	President, Chief Executive Officer and Director
Harold Van Wart, Ph.D.	71	Director

David F. Hale has served as a member of our board of directors since October 2006 and chairman of the board since December 2012. Since May 2006, Mr. Hale has served as Chairman & CEO of Hale BioPharma Ventures, LLC. He is a serial entrepreneur who has been involved in the formation and development of a number of biotechnology, specialty pharma, medical device and diagnostic companies. He was previously President and CEO of CancerVax Corporation which merged with Micromet, Inc., a cancer therapeutic company, from October 2000 through May 2006, when he became Chairman until the sale of the company to Amgen Inc in 2012. After joining Hybritech, Inc., in 1982, the first biotech company in San Diego, he was President & Chief Operating

Officer and became CEO in 1986, when Hybritech was acquired by Eli Lilly and Co. From 1987 to 1997 he was Chairman, President and CEO of Gensia, Inc., which merged with SICOR to become Gensia Sicor, Inc., which was acquired by Teva Pharmaceuticals. He was a co-founder and Chairman of Viagene, Inc. from 1987 to 1995, when Viagene was acquired by Chiron, Inc. He was President and CEO of Women First HealthCare, Inc. from late 1997 to June 2000. Prior to joining Hybritech, Mr. Hale was Vice President and General Manager of BBL Microbiology Systems, a division of Becton, Dickinson & Co. and from 1971 to 1980, held various marketing and sales management positions with Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, Inc. Mr. Hale also serves as Chairman of Biocept, Inc. Mr. Hale previously served as Chairman of Santarus, Inc., until its acquisition by Salix, Inc. in January 2014, as Chairman of Somaxon, Inc., until its acquisition by Pernix, Inc. in 2013 and as Chairman of SkinMedica, Inc., until its acquisition by Allergan in 2012. He also serves as Chairman of a number of privately held companies, including Neurelis, Inc., MDR Aesthetics Inc., Recros Medica, Inc., Clarify Medical, Inc., Neurana Pharmaceuticals, Inc. and Adigica Health, Inc. Mr. Hale also is a co-founder and serves on the Board of Directors of BIOCOM, is a former member of the Board of the Biotechnology Industry Organization, or BIO, and the Biotechnology Institute. Mr. Hale also serves on the Board of Directors of the San Diego Economic Development Corporation, and as a Board Trustee of Rady Children’s Hospital of San Diego and as Chairman of the Board of Rady Children’s Institute of Pediatric Genomics and as a Trustee of the Salk Institute. He is a co-founder of the CONNECT Program in Technology and Entrepreneurship. Mr. Hale holds a B.A. in Biology and Chemistry from Jacksonville State University. We believe Mr. Hale is qualified to serve on our board of directors because of his extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies.

Steven J. Mento, Ph.D. is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since July 2005. From July 2005 until December 2012, Dr. Mento also served as chairman of our board of directors. Dr. Mento has over 30 years of combined experience in the biotechnology and pharmaceutical industries. From 1997 to 2005, Dr. Mento was President, Chief Executive Officer and a member of the Board of Directors of Idun Pharmaceuticals, Inc. Dr. Mento guided Idun during its transition from a discovery focused organization to a drug development company with multiple products in or near human clinical testing. In April 2005, Idun was sold to Pfizer Inc. Previously, Dr. Mento served as President of Chiron Viagene, Inc. (subsequently Chiron Technologies, Center for Gene Therapy), and Vice President of Chiron Corporation from 1995 to 1997. Dr. Mento was Vice President of R&D at Viagene from 1992 to 1995. Prior to Viagene, Dr. Mento held various positions at American Cyanamid Company from 1982 to 1992. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid. Dr. Mento currently serves on the boards of directors of BIOCOM, BIO, BIO Emerging Company Section Governing Body, BIO Health Section Governing Body, Sangamo Biosciences, Inc. and various academic and charitable organizations. Dr. Mento holds a B.A. in Microbiology from Rutgers College, and an M.S. and Ph.D. both in Microbiology from Rutgers University. We believe Dr. Mento is qualified to serve on our board of directors because of his extensive knowledge of our business, as well as his over 30 years of experience in the biotechnology and pharmaceutical industries, including executive leadership in several pharmaceutical companies.

Harold Van Wart, Ph.D. has served as a member of our board of directors since March 2007. Dr. Van Wart served as Chief Executive Officer of CymaBay Therapeutics Inc. (formerly Metabolex, Inc.) and as a member of its board of directors from 2003 to 2017, and as President from 2001 to his retirement in 2017. He served as Chief Operating Officer from December 2001 to January 2003 and Senior Vice President, Research and Development, from October 2000 to December 2002 at CymaBay Therapeutics Inc. From 1999 to 2000, Dr. Van Wart was vice president and therapy head for arthritis and fibrotic diseases at Roche Biosciences, a division of Syntex (U.S.A.) Inc., a biopharmaceutical company. From 1992 to 1999, he was vice president and director of the institute of biochemistry and cell biology at Syntex (U.S.A.) Inc., a biopharmaceutical company acquired by an affiliate of Roche Holding Ltd in 1994. From 1978 to 1992, Dr. Van Wart served on the faculty of Florida State University. Dr. Van Wart holds a Ph.D. from Cornell University and a B.A. from SUNY Binghamton. He previously served on the Emerging Companies and Health Section Governing Boards of BIO, as well as on its board of directors. We believe Dr. Van Wart is qualified to serve on our board of directors because of his extensive leadership experience in the biotechnology and biopharmaceutical industries.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2020 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Conatus Pharmaceuticals Inc.
Preston S. Klassen, M.D., M.H.S.	50	Director
William R. LaRue	68	Director

Preston S. Klassen, M.D., M.H.S. has served as a member of our board of directors since February 2014. Dr. Klassen has served as Executive Vice President, Research and Development and Chief Medical Officer at Arena Pharmaceuticals, Inc. since 2017. He served as Chief Medical Officer at Laboratoris Sanifit S.L. from 2016 to 2017. He served as Executive Vice President, Global Development from 2015 to 2016 and as Senior Vice President, Global Development from 2009 to 2015 at Orexigen Therapeutics, Inc. He advanced from 2002 to 2009 through several medical director positions at Amgen, Inc., most recently as Therapeutic Area Head for Nephrology and Executive Medical Director. His experience at Amgen included global regulatory filings, design and conduct of large clinical trials, clinical commercialization of multiple products, and active leadership in regulatory agency interactions. Dr. Klassen was a faculty member in the Division of Nephrology at Duke University Medical Center from 1997 to 2002. He received his M.D. from the University of Nebraska College of Medicine and completed his residency in Internal Medicine, fellowship in Nephrology, and M.H.S. degree at Duke University. We believe Dr. Klassen is qualified to serve on our board of directors because of his broad operational experience in relevant therapeutic areas and leadership experience in the biotechnology industry.

William R. LaRue has served as a member of our board of directors since February 2017. Mr. LaRue currently serves as an independent board member for multiple companies in the life science industry. He served as Senior Vice President and Chief Financial Officer at Cadence Pharmaceuticals, Inc., a biopharmaceutical company, starting in June 2006, and expanded his role to serve as Assistant Secretary at Cadence in April 2007, serving in both capacities until the company’s acquisition by Mallinckrodt plc in March 2014. At Cadence, Mr. LaRue was a member of the Executive Committee with direct responsibility for the company’s financial leadership including corporate financing, investor relations, financial planning and reporting, SEC reporting, accounting, treasury, risk management, tax and information technology. During his tenure, Cadence raised over $375 million in public and private equity and senior debt, including an IPO in October 2006 as the company transitioned from a development stage to a commercial stage company. Prior to joining Cadence, Mr. LaRue served as the Senior Vice President and Chief Financial Officer of CancerVax Corporation, a biotechnology company, from 2001 until its merger with Micromet, Inc. in May 2006. Mr. LaRue currently serves as a member of the Board of Directors and Chair of the Audit Committee of Tracon Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and as a member of the Board of Directors and Chair of Audit Committee of Alastin Skincare Inc., a private, skincare product company, and as a member of the Board of Directors and Chair of Audit Committee of Oncternal Therapeutics, Inc., a private oncology therapeutics company. He previously served on the boards of directors of Cadence Pharmaceuticals, Inc. and Neurelis, Inc., a specialty pharmaceutical company. Mr. LaRue received a B.S. in business administration and an M.B.A. from the University of Southern California. Mr. LaRue’s public and private company board memberships and his extensive strategic, financial and operational corporate leadership experience in the biotechnology and technology industries contributed to our board of directors’ conclusion that he should serve as a director of our company.

Term Expiring at the

2021 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Conatus Pharmaceuticals Inc.
Daniel L. Kisner, M.D.	72	Director

Daniel L. Kisner, M.D. has served as a member of our board of directors since February 2014. He currently serves as an independent consultant in the life science industry. He was a partner at Aberdare Ventures from 2003 to 2011. Dr. Kisner served as Chairman of the Board of Directors of Caliper Life Sciences from 2002 to 2008, and as President and CEO of its predecessor company, Caliper Technologies, from 1999 to 2002. He held positions of increasing responsibility at Isis Pharmaceuticals, Inc., from 1991 to 1999, most recently as President and COO. Dr. Kisner previously served in pharmaceutical research and development executive positions at Abbott Laboratories from 1988 to 1991 and at SmithKline Beckman Laboratories from 1985 to 1988. He held a tenured faculty position in the Division of Medical Oncology at the University of Texas, San Antonio School of Medicine until 1985 after a five-year advancement through the Cancer Treatment Evaluation Program of the National Cancer Institute. Dr. Kisner is board certified in internal medicine and medical oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University. Dr. Kisner currently serves as a director at Zynerba Pharmaceuticals and Dynavax Technologies Corporation, and has extensive prior private and public company board experience, including serving as Chairman of the Board of Directors at Tekmira Pharmaceuticals. We believe Dr. Kisner is qualified to serve on our board of directors because of his extensive leadership experience in the biotechnology and biopharmaceutical industries and as a venture capital investor.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for Steven J. Mento, Ph.D., our President, Chief Executive Officer and Director. In addition, our board of directors previously determined that our former director, James Scopa, who resigned from our board of directors effective September 12, 2018, was an independent director within the meaning of the applicable Nasdaq listing standards.

Board Leadership Structure

Our board of directors currently has five independent directors and one employee director. Our board of directors is currently led by its chairman, David F. Hale. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company in conjunction with the board of directors and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

During fiscal year 2018, our board of directors met eight times, including telephonic meetings. In that year, each director attended at least 75% of the total number of meetings held during such director’s term of service by the board of directors and each committee of the board of directors on which such director served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the “Investors—Corporate Governance” section of our website at www.conatuspharma.com.

Audit Committee

The audit committee of our board of directors currently consists of Mr. LaRue (chairperson and audit committee financial expert), Dr. Kisner and Mr. Hale. The audit committee met four times during fiscal year 2018, including telephonic meetings. Mr. Scopa served as a member of the audit committee from 2016 until his resignation from the board of directors in September 2018. Dr. Kisner was appointed to the audit committee following the resignation of Mr. Scopa in September 2018. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of Securities and Exchange Act of 1934, as amended, or the Exchange Act, and our board of directors previously determined that Mr. Scopa was an independent director under such qualification standards during his term of service on the audit committee. In addition, our board of directors has determined that Mr. LaRue qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. Our audit committee is responsible for overseeing our accounting and financial reporting processes and audits of our consolidated financial statements on behalf of our board of directors. The specific powers and responsibilities of our audit committee include, among other things:

•	appointing and retaining our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing with management and our independent registered public accounting firm our annual and quarterly reports be to filed with the SEC;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our board any changes to such investment policy;

•	reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee of our board of directors currently consists of Mr. Hale (chairperson), Dr. Kisner and Mr. LaRue. The compensation committee met six times during fiscal year 2018. Mr. Scopa served as a member of the compensation committee from 2011 until his resignation from the board of directors in September 2018. Mr. LaRue was appointed to the compensation committee following the resignation of Mr. Scopa in September 2018. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards, and our board of directors previously determined that Mr. Scopa was an independent director, as defined in the Nasdaq qualification standards during his term of service on the compensation committee. The compensation committee is governed by a written charter approved by our board of directors. Our compensation committee reviews and approves policies relating to compensation and benefits of our officers and employees, corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. Under the compensation committee’s charter, the compensation committee may retain or obtain the advice of any compensation consultant, legal counsel, or other advisor as the compensation committee deems necessary or appropriate to carry out its responsibilities, only after taking into consideration the factors required by any applicable requirements of the Exchange Act and Nasdaq rules. For the year ended December 31, 2018, the compensation committee engaged Marsh & McLennan Agency LLC (“Marsh & McLennan”) for benchmarking information and executive compensation assessment. The compensation committee has determined, and Marsh & McLennan has affirmed, that Marsh & McLennan’s work does not present any conflicts of interest and that Marsh & McLennan is independent. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards. The compensation committee also reviews and approves the issuance of stock options and other awards under our equity plan. The compensation committee reviews and evaluates, at least annually, its performance, including compliance by the compensation committee with its charter.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors currently consists of Dr. Van Wart (chairperson), Mr. Hale and Dr. Klassen. The nominating and corporate governance committee met two times during fiscal year 2018. Our board of directors has determined that all members of the nominating and corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating and corporate governance committee is governed by a written charter approved by our board of directors. The nominating and corporate governance committee is responsible for assisting our board of directors in discharging the board’s responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on our board of directors and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies, reporting, and making recommendations to our board of directors concerning governance matters and oversight of the evaluation of our board of directors.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards and the matters listed in Public Company Accounting Oversight Board AS 1301, Communications with Audit Committees. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2019.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

William R. LaRue (chairperson)

David F. Hale

Daniel L. Kisner, M.D.

Compensation Committee Interlocks and Insider Participation

Mr. Hale (chairperson), Dr. Kisner and Messrs. LaRue and Scopa served as members of our compensation committee during fiscal year 2018. None of the members of our compensation committee during fiscal year 2018 has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee during fiscal year 2018.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	strong finance experience;

•	experience relevant to the company’s industry;

•	experience as a board member of another publicly held company;

•	relevant academic expertise or other proficiency in an area of our business operations;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;

•	practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and

•	any other relevant qualifications, attributes or skills.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating and corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, a stockholder wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and include the candidate in our proxy statement for the 2019 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All but two of our directors attended our 2018 annual meeting of stockholders.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Conatus Pharmaceuticals Inc., 16745 West Bernardo Drive, Suite 200, San Diego, CA 92127. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.conatuspharma.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Conatus Pharmaceuticals Inc., 16745 West Bernardo Drive, Suite 200, San Diego, CA 92127.

Director Compensation

We compensate non-employee members of the board of directors for their service. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees. The non-employee members of our board of directors are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings.

Under our non-employee director compensation policy, we provide cash compensation in the form of an annual retainer of $40,000 for each non-employee director. In addition, the chair of the board of directors receives an additional annual retainer of $45,000. We also pay an additional annual retainer of $15,000 to the chair of our audit committee, $7,500 to other non-employee directors who serve on our audit committee, $10,000 to the chair of our compensation committee, $6,000 to other non-employee directors who serve on our compensation committee, $7,000 to the chair of our nominating and corporate governance committee and $3,500 to other non-employee directors who serve on our nominating and corporate governance committee.

Also under our non-employee director compensation policy, any non-employee director who is first elected to the board of directors will be granted an option to purchase 30,000 shares of our common stock on the date of his or her initial election to the board of directors. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant. In addition, non-employee directors who (1) have been serving on the board of directors for at least six months as of the date of any annual meeting and (2) will continue to serve immediately following such meeting, will receive a grant of options to purchase 20,000 shares of our common stock, and a non-employee director serving as chair of the board of directors will receive a grant of options to purchase an additional 25,000 shares of our common stock.

The initial options granted to non-employee directors described above will vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest and/or become exercisable on the first anniversary of the date of grant, subject to the director’s continuing service on our board of directors (and, with respect to grants to a chairman of the board of directors or board committee, service as chairman of the board of directors or a committee) on those dates. All options will also vest in full upon the occurrence of a change in control (as defined in our 2013 Incentive Award Plan). The term of each option granted to a non-employee director shall be ten years. These options will be granted under our 2013 Incentive Award Plan.

The following table provides information related to the compensation of each of our non-employee directors during the year ended December 31, 2018.

	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
David F. Hale	$106,000	$169,178	$275,178
Daniel L. Kisner, M.D.	48,242	75,190	123,432
Preston S. Klassen, M.D., M.H.S.	43,500	75,190	118,690
William R. LaRue	56,793	75,190	131,983
James Scopa(3)	37,508	—	37,508
Harold Van Wart, Ph.D.	47,000	75,190	122,190

(1)

Amounts shown represent the aggregate grant date fair value of the option awards granted in 2018 to our non-employee directors computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the non-employee director with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019.

(2)	Outstanding options held by our non-employee directors at December 31, 2018, were:

Shares Underlying Options Outstanding At December 31, 2018
David F. Hale	255,000
Daniel L. Kisner, M.D.	105,000
Preston S. Klassen, M.D., M.H.S.	105,000
William R. LaRue	50,000
James Scopa	100,000
Harold Van Wart, Ph.D.	132,121

(3)	Mr. Scopa resigned from the board of directors on September 12, 2018.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the three nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF DAVID F. HALE, STEVEN J. MENTO, PH.D. AND HAROLD VAN WART, PH.D. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has served as the company’s auditor since 2007 and has audited the company’s financial statements since 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2018 and 2017, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$502,275	$486,689
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$502,275	$486,689

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, the quarterly review of our financial statements, the review of our registration statement on Form S-3 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2018 and 2017. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the voting power of the votes cast affirmatively or negatively on the proposal will be required to ratify the selection of Ernst & Young LLP. Abstentions will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Executive Compensation and Other Information section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Executive Compensation and Other Information section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Conatus Pharmaceuticals Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Conatus Pharmaceuticals Inc.’s Proxy Statement for the 2019 Annual Meeting.”

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the voting power of the votes cast affirmatively or negatively on the proposal will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4:

FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of our named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in proposal 3 of this proxy statement), should occur every one, two or three years. Under the rules issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the alternative receiving the highest number of votes—every one year, every two years or every three years—will be the stockholders’ recommendation, on an advisory basis, of the frequency of the stockholder vote on executive compensation. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY ONE YEAR REGARDING THE FREQUENCY OF THE STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS REQUIRED BY SECTION 14A(A)(2) OF THE EXCHANGE ACT. PLEASE NOTE: STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE OUR BOARD’S RECOMMENDATION REGARDING THIS PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of April 29, 2019, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 29, 2019 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 33,165,122 shares of our common stock outstanding as of April 29, 2019. Shares of our common stock that a person has the right to acquire within 60 days of April 29, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Conatus Pharmaceuticals Inc., 16745 West Bernardo Drive, Suite 200, San Diego, CA 92127.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders
Novartis Pharma AG(1)	2,882,519	8.7%
Lichtstrasse 35 4056 Basel Switzerland
Entities affiliated with MPM Capital(2)	2,464,807	7.4%
c/o MPM Capital LLC 450 Kendall Street Cambridge, MA 02142
Named Executive Officers and Directors
Steven J. Mento, Ph.D.(3)	1,572,118	4.6%
Keith W. Marshall, Ph.D., M.B.A.(4)	253,020	*
David T. Hagerty, M.D.(5)	372,146	1.1%
David F. Hale(6)	422,981	1.3%
Daniel L. Kisner, M.D.(7)	114,455	*
Preston S. Klassen, M.D., M.H.S.(8)	105,000	*
William R. LaRue(9)	40,000	*
Harold Van Wart, Ph.D.(10)	150,302	*
All directors and executive officers as a group (12 persons)(11)	4,096,828	11.3%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Represents 2,882,519 shares of common stock held by Novartis Pharma AG, which were issued in December 2018 pursuant to a convertible promissory note.

(2)

Represents 558,633 shares of common stock held by MPM BioVentures IV-QP, L.P.; 21,521 shares of common stock held by MPM BioVentures IV GmbH & Co. Beteiligungs KG; 15,885 shares of common stock held by MPM Asset Management Investors BV4 LLC; 923,790 shares of common stock held by MPM BioVentures V, L.P.; 35,887 shares of common stock held by MPM Asset Management Investors BV5 LLC; and 909,091 shares of common stock held by MPM Bio 2014 NVS Strategic Fund, L.P. MPM BioVentures IV GP LLC and MPM BioVentures IV LLC are the direct and indirect general partners of MPM BioVentures IV-QP, L.P. and MPM BioVentures IV GmbH & Co. Beteiligungs KG and MPM BioVentures IV LLC is the manager of MPM Asset Management Investors BV4 LLC. MPM BioVentures V GP LLC and MPM BioVentures V LLC are the direct and indirect general partners of MPM BioVentures V, L.P. and MPM BioVentures V LLC is the manager of MPM BioVentures Asset Management Investors BV5 LLC. MPM Bio Ventures 2014 LLC and MPM BioVentures 2014 NVS Strategic Fund GP LLC are the direct and indirect general partners of MPM Bio 2014 NVS Strategic Fund, L.P. Information regarding these shares is based on the Schedule 13G/A filed by MPM BioVentures IV-QP, L.P. on February 6, 2018.

(3)

Represents 1,085,035 shares Dr. Mento has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 29, 2019. 487,083 of the shares are held by family trusts, of which Dr. Mento is a trustee.

(4)	Represents 253,020 shares Dr. Marshall has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 29, 2019.
(5)	Represents 372,146 shares Dr. Hagerty has the right to acquire pursuant to outstanding options that are exercisable within 60 days of April 29, 2019.
(6)

Represents 255,000 shares Mr. Hale has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 29, 2019. 143,739 of the shares are held by Hale BioPharma Ventures, LLC and 12,121 shares are held by Hale Trading Company, LP, of which Mr. Hale is a General Partner. Mr. Hale holds sole voting and investment power with respect to the shares held by these entities. 12,121 of the shares are held by a family trust, of which Mr. Hale is a trustee.

(7)	Includes 105,000 shares Dr. Kisner has the right to acquire pursuant to outstanding options that are exercisable within 60 days of April 29, 2019.
(8)	Represents 105,000 shares Dr. Klassen has the right to acquire pursuant to outstanding options that are exercisable within 60 days of April 29, 2019.
(9)	Represents 40,000 shares Mr. LaRue has the right to acquire pursuant to outstanding options that are exercisable within 60 days of April 29, 2019.
(10)	Includes 132,121 shares Dr. Van Wart has the right to acquire pursuant to outstanding options that are exercisable within 60 days of April 29, 2019.
(11)	Includes shares issued upon the early exercise of options, and shares issuable upon the exercise of outstanding options which are exercisable, as set forth in previous footnotes.

For a description of the number of shares subject to outstanding awards and shares remaining available for issuance under our equity compensation plans, in each case as of December 31, 2018, please see “Equity Compensation Plan Information” below.

EXECUTIVE OFFICERS

Our Executive Officers

The following table sets forth information regarding our executive officers as of April 29, 2019:

Name	Age	Position(s)
Steven J. Mento, Ph.D.	67	President, Chief Executive Officer and Director
Keith W. Marshall, Ph.D., M.B.A.	51	Executive Vice President, Chief Operating Officer and Chief Financial Officer
David T. Hagerty, M.D.	64	Executive Vice President, Clinical Development
Alfred P. Spada, Ph.D.	61	Executive Vice President, Research and Development, and Chief Scientific Officer
Daniel L. Ripley	58	Senior Vice President, Business Development, Program and Alliance Management
Edward F. Smith, III, Ph.D.	65	Senior Vice President, Regulatory Affairs and Quality Assurance
Michelle L. Vandertie	55	Vice President, Finance

The biography of Steven J. Mento, Ph.D. can be found under “Proposal 1—Election of Directors.”

Keith W. Marshall, Ph.D., M.B.A. has served as our Executive Vice President, Chief Operating Officer, and Chief Financial Officer since August 2017. Dr. Marshall previously served as Chief Financial Officer and Head of Corporate Development from 2015 to 2017 at Torque Therapeutics, where his responsibilities included finance, operations, human resources, corporate strategy and business development. He served as Managing Director and Advisor in Healthcare Investment Banking from 2012 to 2014 at GCA Savvian Advisors, where he provided strategic counsel to healthcare companies, and continued from 2014 to 2015 at TAG Healthcare Advisors under an alliance with GCA Savvian. Dr. Marshall was Managing Director from 2011 to 2012 at Sagent Advisors; Managing Director, Co-founder, and Chief Financial Officer from 2008 to 2011 at Montgomery, Marshall Healthcare Partners; Managing Director of Healthcare Investment Banking from 2003 to 2008 at Montgomery & Co.; and Associate in Healthcare Investment Banking from 2001 to 2003 at JPMorgan H&Q with additional responsibilities at JPMorgan Partners. Dr. Marshall previously worked as a Research Associate from 1990 to 1993 at ImmuLogic Pharmaceutical Corporation, where he performed research under a collaboration with Merck around inhibition of MHC Class II molecules for autoimmune disease therapy. He holds an M.B.A. with concentrations in Finance, Strategy, and Entrepreneurship from the University of Chicago – Booth School of Business; a Ph.D. in Pharmaceutical Chemistry from the University of California, San Francisco; and an A.B. in Biology from Washington University in St. Louis.

David T. Hagerty, M.D. has served as our Executive Vice President, Clinical Development since October 2014. Dr. Hagerty has over 20 years of experience in the pharmaceutical and biotechnology industries. Dr. Hagerty has been an independent consultant in clinical development since April 2013. He served as Senior Vice President and Chief Medical Officer at Ardea Biosciences from 2011 to 2013. He previously served as a Vice President of Immunology and Rheumatology Clinical Research at Biogen Idec Inc. from 2006 to 2011, where he led the clinical development of rituximab for rheumatoid arthritis and lupus with joint development partner Genentech. Previously, Dr. Hagerty advanced through several management roles at the Bristol-Myers Squibb Pharmaceutical Research Institute from 1997 through 2006, most recently as Executive Director of Immunology Global Clinical Research and medical lead for the abatacept clinical development program. His earlier career included faculty and laboratory research duties at Washington University School of Medicine. Dr. Hagerty served for five years in the Medical Corps of the United States Navy, and was recalled to Active Duty in Operation Desert Storm. Dr. Hagerty received an M.D. degree from St. Louis University of Medicine and a B.S. degree from the University of Notre Dame. He is Board Certified in internal medicine and nephrology, and has been United Network for Organ Sharing (UNOS) certified as a transplant physician.

Alfred P. Spada, Ph.D. is one of our co-founders and has served as our Executive Vice President, Research and Development since February 2015, and as our Chief Scientific Officer since April 2012. Dr. Spada served as our Senior Vice President, Research and Development from July 2005 through February 2015. Dr. Spada has over 30 years of experience in the pharmaceutical and biotechnology industries. He has co-authored more than 50 scientific publications and is an inventor on more than 70 patents. From 2000 to 2005, Dr. Spada was Vice President of Pharmaceutical and Preclinical Development at Idun Pharmaceuticals where he was responsible for managing internal research and development activities, and Idun’s external partnerships, including the collaboration with Abbott Laboratories. Prior to joining Idun, Dr. Spada was a Department Director at Aventis Pharmaceuticals (formerly Rhone-Poulenc Rorer), where he was responsible for medicinal and analytical chemistry. From 1990 to 2000, his teams worked on a wide variety of enzyme-based and G-protein coupled receptors targets, resulting in the identification of clinical candidates for treatment of acute myocardial infarction, thrombotic disorders, coronary restenosis, lipid lowering, diabetes and cancer. His team discovered otamixaban, a direct acting factor Xa inhibitor which reached Phase 3 clinical trials for the treatment of acute coronary syndrome. Dr. Spada holds a B.S. in Chemistry from Worcester Polytechnic Institute and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

Daniel L. Ripley has served as our Senior Vice President, Business Development, Program and Alliance Management since January 2017. Mr. Ripley previously served as our Vice President, Business Development and Program Management, since October 2014, and joined us as Senior Director, Head of Corporate Development in July 2012. Mr. Ripley has 20 years of integrated business development experience in the initiation and execution of strategic business transactions in emerging growth life science companies. He has led licensing, commercial analysis, partnering initiatives, and intellectual property enforcement to drive business development of early-to-late stage products in a wide variety of therapeutic areas and technologies. Mr. Ripley served as Senior Director of Business Development at Apricus Biosciences from 2011 through 2012, and prior to that was a senior business development consultant to biotechnology companies in the San Diego area from 2010 through 2011, Vice President of Business Development at BioBlocks, Inc. from 2009 through 2010, Senior Director, Head of Business Development at Kalypsys, Inc. from 2006 through 2008, Director of Business Development at Isis Pharmaceuticals from 2000 through 2006, and Director of Business Development at The Immune Response Corporation, Inc., from 1997 to 2000. During this timeframe, he executed multiple licensing and drug discovery collaborations with pharmaceutical and biotechnology companies that included Pfizer, Oncogenex, Alnylam, Amgen, GSK, Sanofi, and Alcon. Mr. Ripley holds an M.B.A. with an emphasis in Finance and a B.S. in Microbiology, both from San Diego State University.

Edward F. Smith, III, Ph.D. has served as our Senior Vice President, Regulatory Affairs and Quality Assurance since April 2016. Dr. Smith previously served as Vice President, Regulatory Affairs and Drug Safety at Zogenix, Inc. from October 2008 to March 2016 and prior to that as Senior Director, Regulatory Affairs from April 2007 to October 2008. Before joining Zogenix, he served as Senior Director, Regulatory Affairs at Connetics Corp. from 2006 to 2007; Director, Regulatory Affairs at Nektar Therapeutics from 2004 to 2006; Director, Corporate Regulatory Affairs at Valeant Pharmaceuticals from 2001 to 2004; and Vice President, Regulatory Affairs and Research & Development at Radiance Medical Systems, Inc., from 1999 to 2001. He previously held research and development positions at Mallinckrodt Inc. from 1992 to 1999, at SmithKline Beecham Pharmaceuticals from 1986 to 1992, and at Ciba-Geigy from 1984 to 1985. Dr. Smith held postdoctoral fellowships at the Institute of Pharmacology at the University of Koln in Germany, and the Medical University of South Carolina. Dr. Smith received a B.S. in biology from Montana State University, a Ph.D. in physiology from Thomas Jefferson University, and an M.B.A. from Washington University. He also holds a Regulatory Affairs Certification.

Michelle L. Vandertie has served as the company’s Vice President, Finance since March 2016. Ms. Vandertie served as our Corporate Controller from October 2007 through March 2016 and accounting consultant from January 2007 through October 2007. She served in senior financial consulting roles at several companies from 2002 to 2008. From 1998 to 2004, Ms. Vandertie held various positions, including Chief Financial Officer, at Althea Technologies Inc., which was acquired by Ajinomoto Co. in 2013. She held the position of Corporate Controller at Vical Incorporated, a publicly traded biotechnology company, from 1993 to 1997. From 1990 to 1993, Ms. Vandertie held the position of Corporate Controller at California Structures, a real estate development company. She served as an auditor with Ernst & Young from 1987 to 1990. Ms. Vandertie received her B.S. degree from the University of Northern Colorado.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Overview

This Executive Compensation section provides information about the material elements of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	Steven J. Mento, Ph.D., our President and Chief Executive Officer;

•	Keith W. Marshall, Ph.D., M.B.A., our Executive Vice President, Chief Operating Officer and Chief Financial Officer; and

•	David T. Hagerty, M.D., our Executive Vice President, Clinical Development.

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers during the fiscal years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Steven J. Mento, Ph.D.	2018	537,076	—	482,753	214,830	16,708		1,251,367
President and Chief Executive Officer	2017	521,433	—	556,346	208,573	16,645		1,302,997

Keith W. Marshall, Ph.D., M.B.A.	2018	419,175		281,606	137,489	36,869	(4)	875,139
Executive Vice President, Chief Operating Officer and Chief Financial Officer	2017	136,406		2,357,163	54,592	61,489		2,609,650

David T. Hagerty, M.D.	2018	414,864	—	281,606	137,735	14,846		849,051
Executive Vice President, Clinical Development	2017	402,781	—	324,535	130,501	14,646		872,463

(1)

Amounts shown represent the aggregate grant date fair value of the option awards granted during the relevant fiscal year computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the named executive officer with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019.

(2)	Amounts shown represent performance bonuses for the relevant fiscal year, which were paid in cash in a lump sum in the first quarter of the following fiscal year.
(3)

Except as described in footnote (4) below with respect to Dr. Marshall, for 2018, amount shown represents term life insurance, short and long-term disability insurance, long-term care insurance and matching contributions under the terms of our 401(k) plan paid by us on behalf of such named executive officer.

(4)

Amount for Dr. Marshall for 2018 also includes (a) $16,950 in relocation reimbursements and (b) $4,717 in related tax gross-ups, paid to Dr. Marshall in connection with his relocation pursuant to his employment agreement.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with each of our named executive officers.

Pursuant to each of the employment agreements, Drs. Mento, Marshall and Hagerty currently receive annual base salaries of $553,188, $431,750 and $427,310, respectively, which amounts are subject to annual review by and at the sole discretion of our board of directors or its designee. Drs. Mento, Marshall and Hagerty will also be eligible to earn an annual cash performance bonus equal to up to 50%, 40% and 40%, respectively, of his then-current annual base salary. The annual cash performance bonus will be based on his and/or our attainment of financial or other operating criteria established by our board of directors or its designee, as determined by our board of directors or its designee. Pursuant to his employment agreement, Dr. Marshall is also entitled to reimbursement for reasonable relocation expenses and temporary housing in the San Diego, California area, plus a tax gross-up for any taxes Dr. Marshall is required to pay resulting from such relocation reimbursements, up to an aggregate of $75,000 in relocation reimbursements and related tax gross-ups.

Pursuant to each of the employment agreements, if we terminate such executive officer’s employment without cause (as defined below) or such officer resigns for good reason (as defined below), the executive officer will be entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a lump sum cash payment in an amount equal to his monthly base salary as in effect immediately prior to the date of termination for the 12-month period following the date of termination; and (3) continuation of health benefits for a period of 12 months following the date of termination.

Each of the employment agreements provides that the executive officer’s stock awards will immediately vest and become exercisable: (1) with respect to stock awards granted to the executive officer prior to the public trading date of our common stock, as to 100% of such stock awards on the date of a change of control, (2) with respect to stock awards granted to the executive officer on or after the public trading date of our common stock, (A) as to 50% of the then-unvested and outstanding portion of such stock awards on the date of a change of control, and (B) the remaining 50% of the then-unvested stock awards on the first to occur of (i) the first anniversary of the change of control or (ii) the date of the executive officer’s termination of employment without cause or for good reason; and (3) in the event the executive officer’s employment is terminated by us other than for cause or by the executive officer for good reason, as to the number of stock awards that would have vested over the 12-month period following termination had such executive officer remained continuously employed by us during such period.

For purposes of the executive employment agreements, “cause” generally means the executive’s: (1) commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us or any successor or affiliate of ours; (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony or any crime involving fraud, misappropriation, embezzlement or moral turpitude; (3) unauthorized use or disclosure of our confidential information or trade secrets or that of any successor or affiliate of ours that has a material adverse impact on any such entity; (4) gross negligence, insubordination or material violation of any duty of loyalty, or any other material misconduct on the part of the executive; (5) ongoing and repeated failure or refusal to perform or neglect of his duties as required by his employment agreement, which failure, refusal or neglect continues for 15 days following his receipt of written notice from our board of directors or from our chief executive officer, stating with specificity the nature of such failure, refusal or neglect; or (6) breach of any material provision of his employment agreement.

For purposes of the executive employment agreements, “good reason” generally means: (1) a material diminution in the executive’s authority, duties or responsibilities; (2) a material diminution in the executive’s base compensation, except in connection with a general reduction in the base compensation of our or any successor’s or affiliate’s personnel with similar status and responsibilities; (3) a material change in the geographic location at which the executive must perform his duties (and we and the executive have agreed that any requirement that the executive be based at any place outside a 50-mile radius of his place of employment as of the effective date of the employment agreement, except for reasonably required travel on our or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the effective date of the employment agreement, shall be considered a material change); or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of its obligations to the executive under the employment agreement.

For purposes of the executive employment agreements, “change in control” generally means: (1) a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total combined voting power of our securities outstanding immediately after such acquisition; (2) during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors; (3) our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, (ii) the sale or other disposition of all or substantially all of our assets or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least 50% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or (4) the approval by our stockholders of a liquidation or dissolution of our company.

Executive Compensation Elements

The following describes the material terms of the elements of our executive compensation program during 2018.

2018 Base Salaries

In January 2018, the compensation committee set annual base salaries for our named executive officers for 2018 to be in effect until the next annual review. The 2018 base salary for each of Drs. Mento, Marshall and Hagerty represented approximately 3.0 to 3.5% increases above each executive officer’s 2017 base salary. The 2018 annual base salaries Drs. Mento, Marshall and Hagerty were set at $537,076, $419,175 and $414,864, respectively.

Annual Incentive Plan

Our board of directors has adopted the Conatus Pharmaceuticals Inc. Annual Incentive Plan, as amended, or the Bonus Plan. The material terms of the Bonus Plan are summarized below.

Each named executive officer is eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our compensation committee and, with respect to our named executive officers other than our chief executive officer, individual performance.

Bonuses are set based on the executive officer’s base salary as of the end of the bonus year and are expected to be paid out in the first quarter of the following year. Based on the employment agreements with our named executive officers, the target levels for executive bonuses are currently as follows: 50% of base salary for the chief executive officer (100% of which is based on corporate objectives) and 40% of base salary for any executive vice president (80% of which is based on corporate objectives and 20% of which is based on individual performance). At the beginning of each year, management recommends corporate goals and milestones to our compensation committee to be reviewed and approved for the year. These goals and milestones and the proportional emphasis placed on each are expected to be set by our compensation committee after considering management input and our overall strategic objectives. It is expected that these goals will generally relate to factors such as clinical development, regulatory, business development, financial and operational goals.

The compensation committee determines the level of achievement of the corporate goals for each year. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total bonus opportunity, before any determination of the individual component of the award. The individual component of each named executive’s bonus award is not necessarily based solely on the achievement of any predetermined criteria or guidelines. The compensation committee’s assessment of each of the named executive officer may also include a quantitative analysis of the officer’s overall performance of his or her duties during the year. In coming to this determination, the compensation committee does not follow any specific guidelines regarding the exercise of such discretion.

For 2018, the corporate performance objectives generally fell into the following categories: (1) objectives related to continued progress in the area of clinical and preclinical development and (2) financial and corporate objectives. The clinical and preclinical development objectives included meeting timelines for clinical trials and related activities for emricasan and developing the company’s pipeline beyond emricasan. The financial and corporate objectives primarily included effectively managing the company’s capital in order to maintain funds for continued operations and managing the operations related to the Novartis partnership for emricasan. Quantitative measures were not established for the corporate objectives during 2018. Instead these performance objectives and areas of emphasis were used as a guide by the compensation committee and board of directors in determining overall corporate performance as they represented those areas in which the named executive officers and our employees were expected to focus their efforts during the year. In addition, no specific weightings were applied to the corporate objectives for 2018.

In evaluating management’s performance relative to corporate performance for 2018, our compensation committee determined to award a corporate achievement level of 80%. In coming to its final determination regarding the overall corporate achievement percentage, the compensation committee considered our clinical trial and collaboration efforts with respect to emricasan, including the completion of enrollment for our Phase 2b ENCORE-NF clinical trial in patients with non-alcoholic steatohepatitis, or NASH, cirrhosis, and the completion of the primary study analyses for the Phase 2b ENCORE-PH NASH cirrhosis trial and our Phase 2b trial in patients with post-orthotopic liver transplant recipients with reestablished liver fibrosis as a result of recurrent hepatitis C virus. The board of directors also considered our efforts related to generating a lead preclinical candidate for our internal caspase program and our cash management efforts during 2018.

This corporate achievement level was then used to determine the portion of each named executive officer’s bonus tied to corporate performance. Drs. Marshall and Hagerty were each awarded an individual achievement level of 90% and 95%, respectively. The bonuses paid to our named executive officers for 2018 are set forth in the “Summary Compensation Table” above.

Equity Compensation

We offer stock options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. We typically grant equity awards to new hires upon their commencing employment with us. Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Generally, the stock options we grant vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months, subject to the employee’s continued employment with us on the vesting date. Stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstances. For additional discussion, please see “Employment Agreements” above and “Change in Control Benefits” below.

Our board of directors has adopted, and our stockholders have approved, our 2013 Incentive Award Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

In February 2018, the compensation committee awarded stock options to Drs. Mento, Marshall and Hagerty for 120,000 shares, 70,000 shares and 70,000 shares, respectively. The stock options vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months, subject to the executive officer’s continued employment with us on the vesting date.

The stock options are also subject to accelerated vesting in certain circumstances. For additional discussion, please see “Employment Agreements” above and “Change in Control Benefits” below.

Retirement Plans

We currently maintain a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees generally. We also provide Drs. Mento, Marshall and Hagerty with term life insurance and disability insurance at our expense. In addition, we provide Dr. Mento with long-term care insurance at our expense. Pursuant to his employment agreement, Dr. Marshall is also entitled to reimbursement for reasonable relocation expenses and temporary housing in the San Diego, California area, plus a tax gross-up for any taxes Dr. Marshall is required to pay resulting from such relocation reimbursements, up to an aggregate of $75,000 in relocation reimbursements and related tax gross-ups. We do not provide our named executive officers with any other significant perquisites or other personal benefits.

Change in Control Benefits

Our named executive officers may become entitled to certain benefits or enhanced benefits in connection with a change in control of our company. The employment agreements of Drs. Mento, Marshall and Hagerty entitle them to accelerated vesting of certain outstanding equity awards upon a change in control of our company, as described above under “Employment Agreements.” In addition, stock options granted to our employees, including our named executive officers, are subject to acceleration in connection with a change in control and certain terminations of employment.

With respect to stock options granted to our named executive officers since October 2014, 50% of the then-unvested shares subject to the option will vest on the date of a change in control, and the remaining shares subject to the option will vest on the first anniversary of the change in control, subject to earlier acceleration as provided below. In the event of a named executive officer’s termination of employment without cause or for good reason more than 90 days prior to the occurrence of a change in control, the vesting of the option will be automatically accelerated on the date of such termination as to the number of shares subject to the option that would have vested over the 12-month period following the date of termination had the named executive officer remained continuously employed by us during such period. In addition, in the event of a named executive officer’s termination of employment without cause or for good reason during the 90-day period preceding the occurrence of a change in control or following the occurrence of a change in control, all of the shares subject to the option will vest on the later of (1) the date of termination or (2) the occurrence of the change in control.

Outstanding Equity Awards at December 31, 2018

The following table sets forth specified information concerning outstanding equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2018.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Steven J. Mento, Ph.D.	2/17/11	147,070	(2)	—		0.99	2/16/21
	2/7/14	400,000		—		9.45	2/6/24
	2/23/15	143,749		6,251		6.40	2/22/25
	2/23/15	47,916	(3)	2,084	(3)	6.40	2/22/25
	2/4/16	132,811		54,689		1.85	2/3/26
	2/4/16	37,500	(4)	—		1.85	2/3/26
	1/26/17	82,655		89,845		4.21	1/25/27
	2/4/18	—		120,000		5.17	2/3/28

Keith W. Marshall, Ph.D., M.B.A.	8/31/17	175,000		350,000		5.74	8/30/27
	2/4/18	—		70,000		5.17	2/3/28

David T. Hagerty, M.D.	10/1/14	175,000		—		5.92	9/30/24
	2/4/16	77,473		31,902		1.85	2/3/26
	2/4/16	21,875	(4)	—		1.85	2/3/26
	1/26/17	48,215		52,410		4.21	1/25/27
	2/4/18	—		70,000		5.17	2/3/28

(1)

Except as described below, the options vest at the rate of 25% of the total number of shares subject to the option on the first anniversary of the date of grant, and 1/48th of the total number of shares subject to the option on the last day of each month thereafter. The stock options are also subject to accelerated vesting in certain circumstances. For additional discussion, please see “Employment Agreements” and “Change in Control Benefits” above.

(2)	The options were exercisable in full as of the grant date and vested at the rate of 1/24th of the total number of shares subject to the option on the last day of each month thereafter.
(3)

The options vest in 48 equal monthly installments commencing on the date of grant; provided, however, that the option was not eligible to be exercised by Dr. Mento unless and until the company had implemented its clinical plan as proposed to the board of directors and achieved clinical results in at least two of four indications that were sufficiently positive that the board of directors approves the continued clinical development of emricasan in those indications, which performance condition had to be satisfied on or before December 31, 2015. In December 2015, the board of directors determined that this performance condition had been satisfied. The stock options are also subject to accelerated vesting in certain circumstances. For additional discussion, please see “Employment Agreements” and “Change in Control Benefits” above.

(4)

The options were eligible to vest upon the completion of a corporate partnership or strategic alliance during 2016, acceptable to the board of directors, or (b) a change in control during 2016, in each case subject to the executive’s service through the vesting date. In December 2016, the board of directors determined that the performance conditions had been satisfied as a result of the company entering into an option, collaboration and license agreement and investment agreement with Novartis Pharma AG in December 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes securities available under our equity compensation plans as of December 31, 2018.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,867,427	$5.14	1,331,070	(1)
Equity compensation plans not approved by security holders (2)	525,000	5.74	—

Total	5,392,427	$5.19	1,331,070

(1)

Includes 844,191 shares available for future issuance under our 2013 Incentive Award Plan and 486,879 shares available for future issuance under our 2013 Employee Stock Purchase Plan (of which 260,000 were eligible to be purchased under our 2013 Employee Stock Purchase Plan pursuant to the offering period in effect on December 31, 2018).

(2)

In connection with his commencement of employment, on August 31, 2017, the company’s compensation committee of the board of directors approved the grant of options to purchase 525,000 shares of the company’s common stock to Dr. Marshall. The stock options have an exercise price per share equal to the closing price of the company’s common stock on the NASDAQ Stock Market on the grant date. The stock options will vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder of the options vesting monthly over the subsequent three years, subject to Dr. Marshall’s continued service with the company through the applicable vesting dates. In addition, the stock options granted to Dr. Marshall will be subject to accelerated vesting in connection with certain qualifying terminations of service or a change in control of the company, as described in Dr. Marshall’s employment agreement. The stock options have a term of ten years from the grant date. The grant was made as an inducement that was a material component of Dr. Marshall’s compensation and acceptance of employment with the company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4). The stock options were granted to Dr. Marshall pursuant to a Non-Qualified Inducement Stock Option Grant Notice and Stock Option Agreement, dated August 31, 2017, between the company and Dr. Marshall. The stock options are also subject to accelerated vesting in certain circumstances. For additional discussion, please see “Employment Agreements” and “Change in Control Benefits” above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Investor Rights Agreement

We entered into a first amended and restated investor rights agreement in February 2011 with the holders of our convertible preferred stock prior to our initial public offering, including entities with which certain of our directors are affiliated. This agreement provides for certain rights relating to the registration of their shares of common stock and common stock issued to them upon conversion of their convertible preferred stock. The registration rights will terminate in July 2020, or for any particular holder with registration rights, at such time following when all securities held by that holder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act in a three-month period.

Director and Executive Officer Compensation

Please see “Proposal 1—Director Compensation” for additional information regarding compensation of our directors. Please see “Executive Compensation and Other Information” for additional information regarding compensation of our executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation and Other Information—Narrative Disclosure to Summary Compensation Table—Employment Agreements.”

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our directors as more fully described in the section entitled “Executive Compensation and Other Information” and “Proposal 1—Director Compensation.”

Policies and Procedures for Related Party Transactions

Pursuant to our audit committee charter, our audit committee is responsible for reviewing and approving all transactions with related parties which are required to be reported under applicable SEC regulations, other than compensation-related matters. We have adopted a written procedure for review of, or standards for approval of, these transactions by our audit committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2018, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2020 must be received by us no later than January 6, 2020, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2020 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2019 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must meet the requirements in our amended and restated bylaws and be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2020 annual meeting of stockholders, such a proposal must be received by us no earlier than February 28, 2020 and no later than March 29, 2020. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the 90th calendar day prior to such annual meeting or, if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2020 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2018 will be mailed to stockholders of record on or about May 6, 2019. Our Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Conatus Pharmaceuticals Inc., 16745 West Bernardo Drive, Suite 200, San Diego, CA 92127, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to Conatus Pharmaceuticals Inc., 16745 West Bernardo Drive, Suite 200, San Diego, CA 92127, Attention: Corporate Secretary or by calling (858) 376-2600. We will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to Conatus Pharmaceuticals Inc. at the address above or by calling (858) 376-2600.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Steven J. Mento, Ph.D.
President, Chief Executive Officer and Director

San Diego, California

April 30, 2019

ANNUAL MEETING OF CONATUS PHARMACEUTICALS INC.
Date: Thursday, June 27, 2019
Time: 9:00 A.M. local time
Place: Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, CA 92130
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR all the director nominees listed in proposal 1, FOR proposals 2 and 3, and 1 Year on proposal 4.
1:	Election of Directors	For		Withhold		Directors Recommend
	01 David F. Hale	☐		☐		For
	02 Steven J. Mento, Ph.D.	☐		☐		For
	03 Harold Van Wart, Ph.D.	☐		☐		For

		For	Against	Abstain

2:	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐		For

		For	Against	Abstain

3:	Approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the proxy statement.	☐	☐	☐		For

		3 Years	2 Years	1 Year	Abstain

4:	Approval, on an advisory basis, of whether the stockholder vote to approve the compensation of the named executive officers should occur every one, two or three years.	☐	☐	☐	☐	1 Year

To attend the meeting and vote your shares in person. please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Conatus Pharmaceuticals Inc. to be held on Thursday, June 27, 2019 for Holders as of April 29, 2019 This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To www.proxypush.com/CNAT • Cast your vote online. • View Meeting Documents.	OR MAIL	855-719-4513 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the recorded instructions.

                    OR             • Mark, sign and date your Proxy Card/Voting Instruction Form.

                                       • Detach your Proxy Card/Voting Instruction Form.

                                       • Return your Proxy Card/Voting Instruction Form in the

                                         postage-paid envelope provided.

The undersigned hereby appoints Steven J. Mento, Ph.D. and Michael M. Mueller, and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Conatus Pharmaceuticals Inc. that the undersigned is entitled to vote at the annual meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the annual meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful proxies to vote in their best judgment on such other matters as may properly come before the annual meeting and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “1 YEAR” ON PROPOSAL 4. IF ANY OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY CONFERS AUTHORITY TO AND WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.

All votes must be received by 11:59 P.M., Eastern Time, on June 26, 2019.

PROXY TABULATOR FOR CONATUS PHARMACEUTICALS INC. P.O. BOX 8016 CARY, NC 27512-9903

Proxy — Conatus Pharmaceuticals Inc.

Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 27, 2019.

The undersigned appoints Steven J. Mento, Ph.D. and Michael M. Mueller or either of them as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Conatus Pharmaceuticals Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, CA, 92130, on Thursday, June 27, 2019 at 9:00 a.m., local time and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “1 YEAR” ON PROPOSAL 4. IF ANY OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY CONFERS AUTHORITY TO AND WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.